Morgan Stanley
            Smith Barney

Morgan Stanley Smith Barney
BHM I, LLC

Financial Statements with
Report of Independent Registered
Public Accounting Firm

As of December 31, 2012 and 2011
and for the Years Ended December 31, 2012, 2011, and 2010

THE ENCLOSED TRADING COMPANY FINANCIAL STATEMENTS AND FOOTNOTE DISCLOSURE ARE PRESENTED PURSUANT TO REGULATION S-X.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Morgan Stanley Smith Barney BHM I, LLC:

We have audited the accompanying statements of financial condition of Morgan Stanley Smith Barney BHM I, LLC (the “Trading Company”), including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of income and expenses and changes in members’ capital for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Morgan Stanley Smith Barney BHM I, LLC as of December 31, 2012 and 2011, and the results of its operations and its changes in members’ capital for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2013

Morgan Stanley Smith Barney BHM I, LLC
Statements of Financial Condition

                                                                                                                                December 31,
	2012	2011
ASSETS	$	$

Trading Equity:

Unrestricted cash	376,779,691	431,008,463
Restricted cash	25,431,512	39,680,416

Total cash	402,211,203	470,688,879

Net unrealized gain (loss) on open contracts (MSIP)	4,931,856	(9,386,431)
Net unrealized loss on open contracts (MS&Co.)	(7,615,925)	(2,733,968)

Total net unrealized loss on open contracts	(2,684,069)	(12,120,399)

Options purchased (premiums paid $6,670,540 and $10,429,207, respectively)	4,603,450	12,753,218

Total Trading Equity	404,130,584	471,321,698

Expense reimbursements	9,576	15,406

Total Assets	404,140,160	471,337,104

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES

Options written (premiums received $6,229,235 and $11,823,204, respectively)	3,436,153	15,280,523
Accrued management fees	573,103	592,596
Accrued administrative fees	1,541	1,947
Interest payable (MS&Co. & Morgan Stanley Wealth Management)	–	7,910

Total Liabilities	4,010,797	15,882,976

MEMBERS’ CAPITAL

Non-Managing Members	400,129,363	455,454,128

Total Members’ Capital	400,129,363	455,454,128

Total Liabilities and Members’ Capital	404,140,160	471,337,104

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC
Condensed Schedule of Investments
December 31, 2012

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	1,213,038	0.30
Equity	(44)	– (1)
Foreign currency	(3,501,686)	(0.87)

Total Futures and Forward Contracts Purchased	(2,288,692)	(0.57)

Futures and Forward Contracts Sold

Commodity	(1,802,807)	(0.45)
Foreign currency	2,173,875	0.54
Interest rate	(13)	– (1)

Total Futures and Forward Contracts Sold	371,055	0.09

Unrealized Currency Loss	(766,432)	(0.19)

Net fair value	(2,684,069)	(0.67)

Options Contracts	Fair Value	% of Members’ Capital
	$
Options purchased on Futures Contracts	4,603,450	1.15
Options written on Futures Contracts	(3,436,153)	(0.86)

(1) Amounts less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC
Condensed Schedule of Investments
December 31, 2011

Futures and Forward Contracts Purchased	Net unrealized gain/(loss) on open contracts	% of Members’ Capital
	$
Commodity	(14,245,073)	(3.13)
Foreign currency	(5,365,591)	(1.17)
Interest rate	19,224	– (1)

Total Futures and Forward Contracts Purchased	(19,591,440)	(4.30)

Futures and Forward Contracts Sold

Commodity	8,637,143	1.89
Equity	(11,703)	– (1)
Foreign currency	(572,376)	(0.13)
Interest rate	(111,982)	(0.02)

Total Futures and Forward Contracts Sold	7,941,082	1.74

Unrealized Currency Loss	(470,041)	(0.10)

Net fair value	(12,120,399)	(2.66)

Options Contracts	Fair Value	% of Members’ Capital
	$
Options purchased on Futures Contracts	12,753,218	2.80
Options written on Futures Contracts	(15,280,523)	(3.36)

(1) Amounts less than 0.005%.

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC
Statements of Income and Expenses

                                           For the Years Ended December 31,

	2012	2011	2010
	$	$	$
INVESTMENT LOSS
Interest income (MS&Co. & Morgan Stanley Wealth Management)	(48,368)	(53,603)	(8,738)

EXPENSES
Management fees	7,333,770	6,024,065	995,671
Brokerage, clearing and transaction fees	955,168	887,814	409,435
Administrative fees	21,597	92,260	166,341
Incentive fees	–	245,858	2,919,946

Total Expenses	8,310,535	7,249,997	4,491,393

Expense reimbursements	(176,394)	(214,007)	(262,117)

Net expenses	8,134,141	7,035,990	4,229,276

NET INVESTMENT LOSS	(8,182,509)	(7,089,593)	(4,238,014)

TRADING RESULTS
Trading profit (loss):
Net Realized	(20,813,849)	(66,726,055)	25,108,664
Net change in unrealized	11,295,630	(33,849,749)	8,978,695

Total Trading Results	(9,518,219)	(100,575,804)	34,087,359
NET INCOME (LOSS)	(17,700,728)	(107,665,397)	29,849,345

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC
Statements of Changes in Members’ Capital
For the Years Ended December 31, 2012, 2011, and 2010

	Managing	Non-Managing
	Member	Members	Total
	$	$	$
Members’ Capital,
December 31, 2009	–	154,003,687	154,003,687

Capital Contributions	–	65,608,578	65,608,578

Net Income	–	29,849,345	29,849,345

Capital Withdrawals	–	(40,808,732)	(40,808,732)

Members’ Capital,
December 31, 2010	–	208,652,878	208,652,878

Capital Contributions	–	374,753,971	374,753,971

Net Loss	–	(107,665,397)	(107,665,397)

Capital Withdrawals	–	(20,287,324)	(20,287,324)

Members’ Capital,
December 31, 2011	–	455,454,128	455,454,128

Capital Contributions	–	32,681,973	32,681,973

Net Loss	–	(17,700,728)	(17,700,728)

Capital Withdrawals	–	(70,306,010)	(70,306,010)

Members’ Capital,
December 31, 2012	–	400,129,363	400,129,363

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements

1.  Organization

Morgan Stanley Smith Barney BHM I, LLC (“BHM I, LLC” or the “Trading Company”) was formed on March 26, 2007, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to facilitate investments by Morgan Stanley Smith Barney LLC managed futures funds. The Trading Company commenced operations on August 1, 2007.  Ceres Managed Futures LLC (“Ceres” or the “Trading Manager”) is the trading manager of the Trading Company.  Ceres has retained Blenheim Capital Management LLC (“Blenheim” or the “Trading Advisor”) to engage in the speculative trading of commodities, domestic and foreign commodity futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 5. Financial Instruments) on behalf of the Trading Company.  Each member (each investor in the Trading Company, a “Member”) invests its assets in the Trading Company, which allocates substantially all of its assets in the trading program of Blenheim, an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), which makes investment decisions for the Trading Company.  As of December 31, 2012, Polaris Futures Fund L.P. (“Polaris”) (a Delaware limited partnership), Meritage Futures Fund L.P.(“Meritage”) (a Delaware limited partnership), Morgan Stanley Smith Barney Spectrum Strategic L.P. (“DWSS”) (a Delaware limited partnership) and Managed Futures Premier BHM L.P. (formerly, BHM Discretionary Futures Fund L.P.) (“Premier BHM”) (a Delaware limited partnership) were the Members of the Trading Company.

Ceres is a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSBH”).  MSSBH is majority-owned indirectly by Morgan Stanley and minority-owned indirectly by Citigroup Inc.

The clearing commodity brokers for the Trading Company are Morgan Stanley & Co. LLC (“MS&Co.”) and Morgan Stanley & Co. International plc (“MSIP”).  MS&Co. also acts as the counterparty on all trading of the foreign currency forward contracts. MSIP serves as the commodity broker for trades on the London Metal Exchange (“LME”). Morgan Stanley Capital Group Inc. (“MSCG”) acts as the counterparty on all trading of the options on foreign currency forward contracts.  Morgan Stanley Smith Barney LLC is doing business as Morgan Stanley Wealth Management (“Morgan Stanley Wealth Management”) and is a subsidiary of MSSBH.  This entity, where the Trading Company continues to maintain a cash account, previously acted as a non-clearing broker for the Trading Company.  MS&Co. and its affiliates act as the custodians of the Trading Company’s assets. MS&Co., MSIP, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies

Use of Estimates – The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures.  Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable.  Actual results could differ from those estimates and the differences could be material.

Valuation – Futures Interests are open commitments until the settlement date, at which time they are realized.  They are valued at fair value, generally on a daily basis, and the unrealized gains and losses on open contracts (the difference between contract trade price and market price) are reported in the Statements of Financial Condition as net unrealized gains or losses on open contracts.  The resulting net change in unrealized gains and losses is reflected in the net change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Income and Expenses.  The fair value of exchange-traded futures, options and forward from various exchanges contracts is determined by the various futures exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period from various exchanges  The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) of the last business day of the reporting period.  The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as inputs the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges.  Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The Trading Company may buy or write put and call options through listed exchanges and the over-the-counter market.  The buyer of an option has the right to purchase (in the case of a call option) or sell (in the case of a put option) a specified quantity of a specific Futures Interest on the underlying asset at a specified price prior to or on a specified expiration date.  The writer of an option is exposed to the risk of loss if the fair value of the Futures Interest on the underlying asset declines (in the case of a put option) or increases (in the case of a call option).  The writer of an option can never profit by more than the premium paid by the buyer but can potentially lose an unlimited amount.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Valuation (cont’d) – Premiums received/premiums paid from writing/purchasing options are recorded as liabilities/assets on the Statements of Financial Condition and are subsequently adjusted to fair values.  The difference between the fair value of the option and the premiums received/premiums paid is treated as an unrealized gain or loss.

Revenue Recognition – Monthly, MS&Co. pays the Trading Company interest income on 100% of its average daily equity maintained in cash in the Trading Company’s accounts during each month at the rate equal to the monthly average of the 4-week U.S. Treasury bill discount rate less 0.15% during such month but in no event less than zero.  When the effective rate is less than zero, no interest is earned.  For purposes of such interest payments, daily funds do not include monies due to the Trading Company on Futures Interests that have not been received.  MS&Co. and Ceres will retain any excess interest not paid to the Trading Company in permitted investments.

Fair Value of Financial Instruments – The fair value of the Trading Company’s assets and liabilities that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), guidance relating to financial instruments approximates the carrying amount presented in the Statements of Financial Condition.

Foreign Currency Transactions and Translation – The Trading Company’s functional currency is the U.S. dollar; however, the Trading Company may transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in the realized trading profit/loss and unrealized trading profit (loss) in the Statements of Income and Expenses.

Members’ Capital – The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, accrued interest, and the fair value of all open Futures Interests contract positions and other assets) less all liabilities (including, but not limited to, management fees, incentive fees, and extraordinary expenses), determined in accordance with U.S. GAAP.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Trading Equity – The Trading Company’s asset “Trading Equity,” reflected on the Statements of Financial Condition, consists of (a) cash on deposit in commodity brokerage accounts with Morgan Stanley, a portion of which is used as margin for trading; (b) net unrealized gains or losses on futures and forward contracts, which are fair valued and calculated as the difference between original contract value and fair value; and, if any, (c) options purchased at fair value. Options written at fair value, if any, are recorded in “Liabilities”.

The Trading Company, in its normal course of business, enters into various contracts with  MS&Co. and MSIP acting as its commodity brokers.  Pursuant to brokerage agreements with  MS&Co. and MSIP, to the extent that such trading results in unrealized gains or losses, these amounts are offset for the Trading Company and are reported on a net basis on the Statements of Financial Condition.

The Trading Company has offset its unrealized gains or losses recognized on forward contracts  executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co., as the counterparty on such contracts.  The Trading Company has consistently applied its right to offset.

Restricted and Unrestricted Cash – The cash held by the Trading Company is on deposit in commodity brokerage accounts with Morgan Stanley. As reflected on the Trading Company’s Statements of Financial Condition, restricted cash equals the cash portion of assets on deposit to meet margin requirements plus the cash required to offset unrealized losses on foreign currency forwards and options contracts and offset unrealized losses on only offset LME positions. All of these amounts are maintained in separate accounts.  Cash that is not classified as restricted cash is therefore classified as unrestricted cash.

Brokerage, Clearing and Transaction Fees – The Trading Company accrues and pays brokerage, clearing and transaction fees to MS&Co.  Brokerage fees and transaction costs are paid as they are incurred on a half-turn basis at 100% of the rates MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company pays transactional and clearing fees as they are incurred.

DWSS pays to MS&Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the Members’ Capital of DWSS allocated to Blenheim as of the first day of each month. Such fee includes the brokerage fees that are charged to the Trading Company, therefore, the Trading Company receives monthly expense reimbursements on brokerage fees and other transaction fees and costs from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Members' capital allocation percentage of DWSS in the Trading Company.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Administrative Fee – The Trading Company accrues and pays Ceres a monthly fee to cover  administrative and operating expenses (the “Administrative Fee”). The monthly Administrative Fee is equal to 1/12 of 0.35% (a 0.35% annual rate) of the beginning of the month Members’ Capital of Members being allocated the fee.

There are no Administrative Fees allocated to Polaris, DWSS and Premier BHM and their respective Members’ Capital is excluded from the determination of Administrative Fee.

Capital Contributions – Capital contributions by the Members may be made monthly pending Ceres’ approval. Such capital contributions will increase each contributing Member’s pro rata share of the Trading Company’s Members’ Capital.

Capital Withdrawals – Each Member may withdraw all or a portion of its capital as of the first day of each month at the final net asset value of the last day of the immediately preceding month.   The request for withdrawal must be received in writing by the Trading Manager at least three business days prior to the end of such month. Such capital withdrawals will decrease each withdrawing Member’s pro rata share of the Trading Company’s Members’ Capital.  Ceres may require the withdrawal of a capital account under certain circumstances, as defined in the operating agreement.

Distributions – Distributions, other than capital withdrawals, are made on a pro rata basis at the sole discretion of Ceres. No distributions have been made to date. Ceres does not intend to make any distributions of the Trading Company’s profits.

Income Taxes – No provision for income taxes has been made in the accompanying financial statements, as Members are individually responsible for reporting income or loss based upon their pro rata share of  the Trading Company’s revenue and expenses for income tax purposes. The Trading Company files U.S. federal and state tax returns.

The guidance issued by the FASB on income taxes clarifies the accounting for uncertainty in income taxes recognized in the Trading Company’s financial statements, and prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken. The Trading Company has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements as of December 31, 2012 and 2011. If applicable, the Trading Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses in the Statements of Income and Expenses.  Generally, the 2009 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities.  No income tax returns are currently under examination.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Dissolution of the Trading Company – The Trading Company shall be dissolved upon the first of the following events to occur:

(1)         The sole determination of Ceres; or

(2)	The written consent of the Members holding not less than a majority interest in capital with or without cause; or

(3)	The occurrence of any other event that causes the dissolution of the limited liability company under the Act.

Statement of Cash Flows – The Trading Company is not required to provide a Statement of Cash Flows.

Other Pronouncements

On October 1, 2012, the FASB issued ASU 2012-04 “Technical Corrections and Improvements”, which makes minor technical corrections and clarifications to ASC 820, “Fair Value Measurements and Disclosures”. When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. The ASU also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU will not have a significant impact on the Trading Company’s financial statements.

In December 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-11, “Disclosures about Offsetting Assets and Liabilities”, which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Subsequently in January 2013, the FASB issued ASU 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”, which clarifies the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

2.  Summary of Significant Accounting Policies (cont’d)

Other Pronouncements (cont’d)

Financial Reporting Standards (“IFRS”). The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013 for public entities. The Trading Company would also provide the disclosures retrospectively for all comparative periods presented.  The Trading Company is currently evaluating the impact that these pronouncements would have on the financial statements.

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company.  Under longstanding U.S. GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company.  The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements.  In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company would be required to consolidate another investment company if it holds a controlling financial interest in the entity.  In August 2012, the FASB updated the proposed ASU to state that entities regulated under Investment Company Act of 1940 should qualify to be investment companies within the proposed investment company guide.  The Trading Company will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

3.  Related Party Transactions

The Trading Company’s cash is on deposit in commodity brokerage accounts with Morgan Stanley.  MS&Co. pays interest on these funds as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company pays brokerage, clearing, and transaction fees to MS&Co. as described in Note 2. Summary of Significant Accounting Policies.  The Trading Company pays the Administrative Fee to Ceres as described in Note 2. Summary of Significant Accounting Policies.

4.  Trading Advisor

Ceres retains Blenheim to make all trading decisions for the Trading Company.

Fees paid to Blenheim by the Trading Company consist of a management fee and an incentive fee as follows:

Management Fees – The Trading Company accrues and pays Blenheim a monthly management fee based on a percentage of Members’ Capital as described in the advisory agreement among the Trading Company, Ceres, and Blenheim.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

4.  Trading Advisor – (cont’d)

Incentive Fee – The Trading Company pays Blenheim a quarterly incentive fee equal to 20% of the New Trading Profits earned by each Member.  Such fee is accrued on a monthly basis, but is not payable until the end of each calendar quarter.

New Trading Profits represent the amount by which profits from Futures Interests trading exceed losses after management fees, brokerage fees and transaction costs, and administrative fees are deducted.  When Blenheim experiences losses with respect to the Members’ Capital as of the end of a calendar quarter, Blenheim must recover such losses before it is eligible for an incentive fee in the future.  Cumulative trading losses are reduced for capital withdrawn from the Trading Company.

There are no management fees allocated or incentive fees charged to DWSS and DWSS Members’ Capital is excluded from  the determination of management fees.

5.  Financial Instruments

The Trading Advisor trades Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts.  There are numerous factors which may significantly influence the fair value of these contracts, including interest rate volatility.

The fair value of exchange-traded contracts is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined.  If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated.  Off-exchange-traded contracts are fair valued as discussed in Note 2.

The exchange-traded contracts are accounted for on a trade-date basis and fair-valued on a daily basis.  The off-exchange-traded contracts are fair valued on a monthly basis.

The Trading Company’s contracts are accounted for on a trade-date basis.  A derivative is defined as a financial instrument or other contract that has all three of the following characteristics:

(1)	a) One or more “underlyings” and b) one or more “notional amounts” or payment provisions or both;

(2)
Requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response relative to changes in market factors; and

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

5.  Financial Instruments – (cont’d)

 (3)         Terms that require or permit net settlement.

Generally, derivatives include futures, forward, swaps or options contracts, and other financial instruments with similar characteristics such as caps, floors, and collars.

The net unrealized gains (losses) on open contracts at December 31, reported as a component of “Trading Equity” on the Statements of Financial Condition, and their longest contract maturities were as follows:
	Net Unrealized Gains (Losses) on Open Contracts			Longest Maturities
Year	Exchange-Traded	Off-Exchange-Traded	Total	Exchange-Traded	Off-Exchange-Traded
	$	$	$
2012	901,619	(3,585,688)	(2,684,069)	Dec. 2014	May 2013
2011	(6,754,854)	(5,365,545)	(12,120,399)	Dec. 2015	Sep. 2012

6.  Investment Risk

The Members’ investments in the Trading Company expose the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests.  The significant types of financial risks which the Trading Company is exposed to are market risk, liquidity risk, and counterparty credit risk.

The rapid fluctuations in the market prices of Futures Interests and changes in interest rates in which the Trading Company invests make the Members’ investments volatile.  If Blenheim incorrectly predicts the direction of prices in the Futures Interests and changes in interest rates in which it invests, large losses may occur.

Illiquidity in the markets in which the Trading Company invests may cause less favorable trade prices.  Although Blenheim will generally purchase and sell actively traded contracts where last trade price information and quoted prices are readily available, the prices at which a sale or purchase occur may differ from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices are often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts.  The Trading Company has credit risk because MS&Co., MSIP, and/or MSCG act as the commodity brokers and/or the counterparties with respect to most of the Trading Company’s assets.  The Trading Company’s exposure to credit risk associated with counterparty nonperformance is typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates are segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and are expected to be largely held in non-interest bearing bank

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

6.  Investment Risk (cont’d)

accounts at a U.S. bank or banks, but may also be invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward, and exchange-traded futures-styled options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s off-exchange-traded forward currency contracts and forward currency options contracts, there are no daily settlements of variation in value, nor is there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company is required to meet margin requirements equal to the net unrealized loss on open forward currency contracts in the Trading Company accounts with the counterparty, which is accomplished by daily maintenance of the cash balance in a custody account held at MS&Co. The Trading Company had total cash and unrealized on exchange-traded contracts with MS&Co. and MSIP, each acting as a commodity broker for the Trading Company’s trading of Futures Interests, totaling $403,112,822 and $463,934,025 at December 31, 2012 and 2011, respectively. With respect to those off-exchange-traded forward currency contracts, the Trading Company is at risk to the ability of MS&Co., the sole counterparty on all such contracts, to perform.  With respect to those off-exchange-traded forward currency options contracts, the Trading Company is at risk to the ability of MSCG, the sole counterparty on all such contracts, to perform. The Trading Company has a netting agreement with each counterparty.  These agreements, which seek to reduce both the Trading Company’s and the counterparties’ exposure on off-exchange-traded forward currency contracts, including options on such contracts, should materially decrease the Trading Company’s credit risk in the event of MS&Co.’s or MSCG’s bankruptcy or insolvency.

7.  Derivatives and Hedging

The Trading Company’s objective is to profit from speculative trading in Futures Interests.  Therefore, the Trading Advisor for the Trading Company will take speculative positions in Futures Interests where it feels the best profit opportunities exist for its trading strategy.  As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.  In regards to foreign currency forward trades, each notional quantity amount has been converted to an equivalent contract based upon an industry convention.

The following tables summarize the valuation of the Trading Company’s investments as of December 31, 2012 and 2011, respectively.

The Effect of Trading Activities on the Statements of Financial Condition as of December 31, 2012 and 2011:

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

December 31, 2012
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Loss	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	13,643,496	(12,430,458)	3,011,800	(4,814,607)	(589,769)	13,733
Equity	67,225	(67,269)	–	–	(44)	123
Foreign currency	391	(3,502,077)	2,850,498	(676,623)	(1,327,811)	2,130
Interest rate	–	–	5,250	(5,263)	(13)	1,482
Total	13,711,112	(15,999,804)	5,867,548	(5,496,493)	(1,917,637)

Unrealized currency loss					(766,432)
Total net unrealized loss on open contracts					(2,684,069)

		Average number of contracts outstanding for the year (absolute quantity)
Option Contracts at Fair Value	$

Options purchased	4,603,450	5,377
Options written	(3,436,153)	3,153

December 31, 2011
Futures and Forward Contracts	Long Unrealized Gain	Long Unrealized Loss	Short Unrealized Gain	Short Unrealized Loss	Net Unrealized Loss	Average number of contracts outstanding for the year (absolute quantity)
	$	$	$	$	$

Commodity	13,170,302	(27,415,375)	14,692,444	(6,055,301)	(5,607,930)	11,722
Equity	–	–	–	(11,703)	(11,703)	41
Foreign currency	28,585	(5,394,176)	669,975	(1,242,351)	(5,937,967)	984
Interest rate	61,069	(41,845)	–	(111,982)	(92,758)	2,514
Total	13,259,956	(32,851,396)	15,362,419	(7,421,337)	(11,650,358)

Unrealized currency loss					(470,041)
Total net unrealized loss on open contracts					(12,120,399)

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

		Average number of contracts outstanding for the year (absolute quantity)
Option Contracts at Fair Value	$

Options purchased	12,753,218	3,558
Options written	(15,280,523)	2,886

The following tables summarize the net trading results of the Trading Company for the years ended December 31, 2012, 2011, and 2010, respectively.

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2012 included in Total Trading Results:

Type of Instrument	$

Commodity	3,421,332
Equity	1,294,394
Foreign currency	(3,689,108)
Interest rate	(10,248,446)
Unrealized currency loss	(296,391)
Total	(9,518,219)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2012:

Trading Results	$

Net Realized	(20,813,849)
Net change in unrealized	11,295,630
Total Trading Results	(9,518,219)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2011 included in Total Trading Results:

Type of Instrument	$

Commodity	(60,665,363)
Equity	(1,230,264)
Foreign currency	(13,835,307)
Interest rate	(25,112,528)
Unrealized currency gain	267,658
Total	(100,575,804)

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

7.  Derivatives and Hedging (cont’d)

Line Items on the Statements of Income and Expenses for the year ended December 31, 2011:

Trading Results	$

Net Realized	(66,726,055)
Net change in unrealized	(33,849,749)
Total Trading Results	(100,575,804)

The Effect of Trading Activities on the Statements of Income and Expenses for the year ended December 31, 2010 included in Total Trading Results:

Type of Instrument	$

Commodity	38,142,459
Equity	464,096
Foreign currency	1,965,064
Interest rate	(5,269,047)
Unrealized currency loss	(1,215,213)
Total	34,087,359

Line Items on the Statements of Income and Expenses for the year ended December 31, 2010:

Trading Results	$

Net Realized	25,108,664
Net change in unrealized	8,978,695
Total Trading Results	34,087,359

8.  Fair Value Measurements and Disclosures

Effective January 1, 2012, the Trading Company adopted ASU 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”.  The amendments within this ASU change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between U.S. GAAP and IFRS.  However, some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.  This new guidance did not have a material impact on the Trading Company’s financial statements.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures (cont’d)

Financial instruments are carried at fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  Assets and liabilities carried at fair value are classified and disclosed in the following three levels: Level 1 – unadjusted quoted market prices in active markets for identical assets and liabilities; Level 2 – inputs other than unadjusted quoted market prices that are observable for the asset or liability, either directly or indirectly (including unadjusted quoted market prices for similar investments, interest rates and credit risk); and Level 3 - unobservable inputs for the asset or liability (including the Trading Company’s own assumptions used in determining the fair value of investments).

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Trading Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Trading Company’s assets and liabilities measured at fair value on a recurring basis are summarized in the following tables by the type of inputs applicable to the fair value measurements.

December 31, 2012	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	19,578,660	–	n/a	19,578,660
Options Purchased	4,603,450	–	n/a	4,603,450

Total Assets	24,182,110	–	n/a	24,182,110

Liabilities
Futures	17,910,609	–	n/a	17,910,609
Forwards	–	3,585,688	n/a	3,585,688
Options Written	3,436,153	–	n/a	3,436,153

Total Liabilities	21,346,762	3,585,688	n/a	24,932,450

Unrealized currency loss				(766,432)

* Net fair value	2,835,348	(3,585,688)	n/a	(1,516,772)

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (continued)

8.  Fair Value Measurements and Disclosures (cont’d)

December 31, 2011	Unadjusted Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	$	$	$	$
Assets
Futures	28,622,375	–	n/a	28,622,375
Options Purchased	12,753,218	–	n/a	12,753,218

Total Assets	41,375,593	–	n/a	41,375,593

Liabilities
Futures	34,907,188	–	n/a	34,907,188
Forwards	–	5,365,545	n/a	5,365,545
Options Written	15,280,523	–	n/a	15,280,523

Total Liabilities	50,187,711	5,365,545	n/a	55,553,256

Unrealized currency loss				(470,041)

*Net fair value	(8,812,118)	(5,365,545)	n/a	(14,647,704)

* This amount comprises of the “Total net unrealized gain/(loss) on open contracts” and “Options purchased” and “Options  written” on the Statements of Financial Condition.

During the twelve months ended December 31, 2012 and 2011, there were no Level 3 assets and liabilities and there were no transfers of assets or liabilities between Level 1 and Level 2.

Morgan Stanley Smith Barney BHM I, LLC
Notes to Financial Statements (concluded)

9.  Financial Highlights

The following ratios may vary for individual investors based on the timing of capital transactions during the year.  Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average net assets.

                                  For the Years Ended December 31,
	2012	2011	2010
RATIOS TO AVERAGE MEMBERS’ CAPITAL: (1)
Net Investment Loss	(1.83)%	(1.79)%	(3.10)%
Expenses before Incentive Fees (2)	1.81%	1.71%	0.96%
Expenses after Incentive Fees (2)	1.81%	1.77%	3.09%
Net Income (Loss)	(3.95)%	(27.14)%	21.81%

TOTAL RETURN BEFORE INCENTIVE FEES	(3.87)%	(18.96)%	23.09%
TOTAL RETURN AFTER INCENTIVE FEES	(3.87)%	(19.15)%	20.96%

(1)	The calculation is based on non-managing Members’ allocated income and expenses and average non-managing Members’ Capital.

(2)
Agreements to waive a portion or all of certain fees to a specific investor, which do not relate to the share class as a whole, do not require disclosure in the Financial Highlights.  However, as their ratios are calculated for each common class taken as a whole, individual investor’s ratios may vary from these ratios.

10.  Subsequent Events

Management performed its evaluation of subsequent events through March 25, 2013, and has determined that there were no subsequent events requiring adjustments of or disclosure in the financial statements.